                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                _______________

                                   FORM 8-K
                                _______________


                                CURRENT REPORT

                      Pursuant to Section 13 or 15(D) of
                      The Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported):  September 21, 1998
                                                        ------------------


                             COMMNET CELLULAR INC.
                             ---------------------
            (Exact name of registrant as specified in its charter)


         Colorado                                           84-0924904
         --------                                           ----------
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                         Identification No.)


                     8350 East Crescent Parkway, Suite 400
                           Englewood, Colorado 80111
                           -------------------------
                   (Address of principal executive offices)
                                  (Zip Code)


                                 303/694-3234
                                 ------------
             (Registrant's telephone number, including area code)
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ITEM 5.  Other Events.

On August 26, 1998, twelve independent telephone companies ("Sellers") agreed to sell all of their interests in four cellular telephone service markets that CommNet Cellular Inc. (the "Company") manages, contingent upon FCC and other regulatory approvals, and have entered into purchase agreements with the Company. The Company currently owns a majority and consolidates the results of operations and financial position of three of the markets. The Company owns 49% of the fourth market and accounts for its share of results of operations and financial position on the equity method. Effective October 1, 1998, the Company will record 100% of the activity of all four markets, although each purchase transaction will close at some date thereafter, but not later than the end of the second fiscal quarter of 1999.

The purchase agreements also contain agreement to settle all claims and lawsuits by the Company and affiliates of the Company owned by the Sellers against one another involving changes in management, breaches of fiduciary duties and rights of first refusal by filing of settlement agreements at the time of closing.

In addition, the Company closed the purchase of a 90% interest in another managed market on September 17, 1998.

Aggregate consideration of $66.3 million in cash will be financed out of existing cash balances and from borrowings under the Company's existing line of credit with its primary lender. The equity of the net book value of the interests acquired is not significant to the Company's total assets, nor are these acquisitions of significant businesses, individually or in the aggregate.
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                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  COMMNET CELLULAR INC. (Registrant)



Date: September 21, 1998          By:/s/Daniel P. Dwyer
                                     -------------------------------------
                                     Daniel P. Dwyer
                                     Executive Vice President, Treasurer &
                                     Chief Financial Officer